EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:
July 12, 2004	Karen Wilson, CFO
(650) 624-4164
kwilson@virologic.com

ViroLogic Updates 2004 Guidance and Provides Preliminary

Second Quarter Results

Conference Call to Review Details at 8:00 a.m. EDT Tomorrow

SOUTH SAN FRANCISCO, Calif., — ViroLogic, Inc., (Nasdaq: VLGC) today announced that it is lowering revenue guidance for the full year 2004 to $38 million to $41 million. This is primarily due to the postponement of the start of a significant, late-stage clinical trial by a major pharmaceutical customer to late 2004, which shifts the anticipated associated testing revenue of approximately $3 million to 2005, combined with slower than expected growth in patient testing in the first half of 2004. The Company’s previous revenue guidance was $42 million to $47 million.

In addition, the Company announced that it expects to report revenue of approximately $9.2 million and a net loss applicable to common stockholders of between $1.4 million and $1.7 million for the quarter ended June 30, 2004, or $.03 per common share, based on 53.5 million weighted average common shares. This loss is primarily due to lower than anticipated revenue, additional expenses from planned marketing initiatives, and incremental expenses resulting from the proposed merger with ACLARA BioSciences, Inc. The Company anticipates reporting approximately $10.1 million of cash, restricted cash and short-term investments as of June 30, 2004. The Company plans to announce final results for the second quarter after the market closes on August 4, 2004.

“We believe the delay in this customer’s clinical trial is temporary, but the significance of this project combined with lower than expected growth in patient testing revenue in the first half of the year necessitated our review of revenue expectations for 2004,” said William D. Young, CEO and Chairman of ViroLogic. “In the second quarter of 2004, revenue from our pharmaceutical testing business is expected to be approximately $2.3 million, an increase of approximately 35 percent year-over-year. While revenues from clinical trials can be unpredictable, we remain the partner of choice for pharmaceutical companies developing new agents for HIV and hepatitis and continue to see a robust pipeline of potential HIV therapies entering clinical trials. Furthermore, the proposed merger with ACLARA would enable us to expand beyond infectious diseases and address opportunities in the development of personalized medicines to treat cancer.”

A preliminary analysis of second quarter 2004 shows that patient testing revenue is expected to be approximately $6.5 million versus $5.8 million in the first quarter of 2004 and $6.1 million in the second quarter of 2003. This indicates a renewal of growth from two quarters of relatively flat patient testing revenue. Growth in the second quarter of 2004 was primarily due to increased demand for PhenoSense GT™, which was driven in part by the Company’s new distribution agreement with Quest Diagnostics.

On May 28, 2004, the Company entered into a definitive agreement to merge with ACLARA BioSciences, Inc. and has filed an S-4 with the SEC describing the merger. The merger, which is subject to approval by ViroLogic’s and ACLARA BioSciences’ stockholders, is expected to close in the fourth quarter of 2004.

Conference Call Details

ViroLogic will host a conference call tomorrow, Tuesday, July 13, 2004, at 8:00 a.m. Eastern Time. To access the live call, please dial 1-800-299-7089 (U.S.) or 617-801-9714 (international). The conference ID is 30863449. Live audio of the conference call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public. Access to live and archived audio of the conference call will be available by following the appropriate links at www.virologic.com and clicking on the Investor Relations link. Following the live broadcast, a telephone replay will also be available at 1-888-286-8010 (U.S.) or 617-801-6888 (international), passcode 20962282, until midnight Eastern Time on July 23, 2004.

The information provided on the teleconference is only accurate at the time of the conference call, and ViroLogic will take no responsibility for providing updated information except as required by law.

About ViroLogic

ViroLogic is a biotechnology company advancing individualized medicine by discovering, developing and marketing innovative products to guide and improve treatment of serious viral diseases such as AIDS and hepatitis. The Company’s products are designed to help doctors optimize treatment regimens that lead to better patient outcomes and reduced costs. ViroLogic’s technology is also being used by numerous biopharmaceutical companies to develop new and improved anti-viral therapeutics and vaccines targeted at emerging drug-resistant viruses. More information about the Company and its technology can be found on its web site at www.virologic.com.

Certain statements in this press release are forward-looking, including statements relating to expectations for 2004 revenues, the pipeline of clinical trials for HIV therapies, the timing of customer clinical trials and anticipated completion of the proposed merger with ACLARA BioSciences, Inc. (ACLARA). These forward-looking statements are subject to risks and uncertainties and other factors, which may cause actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include, but are not limited to, the timing of pharmaceutical company clinical trials, risks related to our pending merger with ACLARA, including the risk that the closing conditions of the merger may not be satisfied and the merger may not be completed, and costs related to the proposed merger may adversely impact ViroLogic’s financial performance, the risks that the Company’s products may not perform, whether ViroLogic successfully introduces new products, risks related to the implementation of the Company’s distribution agreement with Quest, whether others introduce competitive products, the risk that the Company’s products for patient testing may not continue to be accepted or that increased demand from drug development partners may not develop as anticipated, the risk that gross margins may not increase as expected, whether payors will authorize reimbursement for its products, whether the FDA or any other agency will decide to regulate ViroLogic’s products or services, whether the Company will encounter problems or delays in automating its processes, whether intellectual property underlying the Company’s PhenoSense™ technology is adequate, whether licenses to third party technology will be available, whether ViroLogic is able to build brand loyalty and expand revenues, and whether ViroLogic will be able to raise sufficient capital when required. For a discussion of other factors that may cause ViroLogic’s actual events to differ from those projected, please refer to the Company’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and the preliminary Joint Proxy/Prospectus related to the proposed merger with ACLARA, as well as other subsequent filings with the Securities and Exchange Commission.

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